SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 29, 2010

Date of Report (Date of earliest event reported)

Northern California Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

000-27666	77-0421107
(Commission File Number)	(IRS Employer Identification No.)

601 Munras Avenue	93940
(Address of Principal Executive Office)	(Zip Code)

831-649-4600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Northern California Bancorp files this Current Report on Form 8-K to report that its wholly-owned subsidiary bank, Monterey County Bank, Monterey, California (the “Bank,”) has stipulated to the issuance of a Consent Order, Order for Restitution and Order to Pay Civil Money Penalties (collectively, the “Order”) by the Federal Deposit Insurance Corporation (the “FDIC”).  The Order became effective on September 29, 2010.

Without admitting or denying any of the alleged charges of unsafe or unsound banking practices and any violations of law, the Bank has agreed to take the following corrective actions to address certain alleged violations of law and/or regulation, as more fully discussed in the Order:

1.                           provide full accurate disclosure and refrain from making misleading statements to consumers regarding the Bank’s balance transfer credit card programs, the interest rates and fees associated with these programs, the Bank’s debt collection practices, and the Bank’s stored value card programs;

2.                           develop and maintain effective monitoring, training and audit procedures to review each aspect of the Bank’s agreement with third parties in order to ensure that third party vendors comply with consumer protection laws, regulatory guidance, regulations, and policies (“consumer laws”);

3.                           develop and maintain an adequate compliance management system that implements a written compliance program to ensure the Bank’s compliance with consumer laws;

4.                           retain a qualified compliance officer with the requisite knowledge and experience to administer an effective compliance management system, including experience with third-party debit and credit card agreements;

5.                           have an independent audit to ensure compliance with consumer laws;

6.                           correct, to the extent possible, all violations of consumer laws and refrain from making, either directly or indirectly, any false, deceptive or misleading representations with respect to any extension of credit or other Bank product; and

7.                           contribute $300,000 to an established local or national non-profit organization for the specific purpose of consumer financial education and counseling.

In addition, the Order requires the Bank’s Board of Directors to participate fully in the oversight of the Bank’s compliance management system and to assume full responsibility for the approval of sound compliance policies and objectives. The Order requires the Board to establish a compliance committee comprised of at least three directors who are not Bank officers that will meet at least monthly to review among other things, compliance with consumer laws and compliance with the Order.

The Order further requires that the Bank make restitution payments to certain consumers who had or currently have a credit card and/or a prepaid debit card issued by the Bank through agreements with certain third party vendors.  In this regard, the Bank must prepare a restitution plan for regulatory approval with respect to making restitution payments to such consumers not to exceed $2.5 million in the aggregate and reserve or deposit into a segregated account for the payment of restitution an amount not less than $1.5 million. The Bank is also required to retain an independent accounting firm to determine compliance with the restitution plan.

As a result of the alleged violations of laws and/or regulation, the FDIC has assessed a civil money penalty in the amount of $500,000 against the Bank.

The Order also requires that the Bank furnish written progress reports to the FDIC detailing the form and manner of any actions taken to secure compliance with the Order and provide a description of the Order to the Bank’s shareholders in conjunction with the Bank’s next shareholder communication and also in conjunction with the Bank’s notice or proxy statement preceding the next shareholder meeting.

The description of the Order set forth in this Item 1.01 is qualified in its entirety by reference to the Order, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01               Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description

10.1	Consent Order, effective September 29, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2010	NORTHERN CALIFORNIA BANCORP

	By:	/s/ Charles T. Chrietzberg, Jr.
Charles T. Chrietzberg, Jr.
Chief Executive Officer and President